EXHIBIT 11

                                VOTING AGREEMENT

                                  by and among

                              CORNELL HOLDING CORP.

                                       and

                          THE OTHER PARTIES IDENTIFIED
                         ON THE SIGNATURE PAGES THERETO

                           dated as of October 6, 2006


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                                VOTING AGREEMENT

      This Voting Agreement (this "Agreement") is entered into as of October 6, 2006, among Cornell Holding Corp., a Delaware corporation ("Parent"), and the other parties identified on the signature pages thereto (each, a "Stockholder"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger dated as of October 6, 2006 (the "Merger Agreement"), among Cornell Companies, Inc., a Delaware corporation ("Target"), The Veritas Capital Fund III, L.P., a Delaware limited partnership ("Veritas III") (solely for purposes of Section 8.13 thereof), Parent, and CCI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

                                   WITNESSETH:

      WHEREAS, as of the date of this Agreement, each Stockholder beneficially owns (as defined herein) that number of shares of common stock, par value $.001 per share, of Target ("Common Stock") set forth opposite the name of such Stockholder in the second column of Annex I hereto;

      WHEREAS, simultaneously herewith, Target, Veritas III, Parent, and Merger Sub are entering into the Merger Agreement, pursuant to which Merger Sub will be merged with and into the Target (the "Merger"), with the Target being the Surviving Company following the Merger; and

      WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) "beneficially own" shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act) (including, but not limited to, the entitlement to dispose of (or to direct the disposition of) and to vote (or to direct the voting of)). For purposes of this Agreement, the terms "beneficially owns" and "beneficially owned" shall have correlative meanings.

            (b) "Chosen Courts" shall have the meaning ascribed to such term in
Section 7.9(b) of this Agreement.


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            (c) "Common Stock" shall have the meaning ascribed to such term in the recitals to this Agreement.

            (d) "Merger" shall have the meaning ascribed to such term in the recitals to this Agreement.

            (e) "Merger Sub" shall have the meaning ascribed to such term in the caption to this Agreement.

            (f) "Merger Agreement" shall have the meaning ascribed to such term in the caption to this Agreement.

            (g) "Parent" shall have the meaning ascribed to such term in the caption to this Agreement.

            (h) "Record Owner" shall have the meaning ascribed to such term in
Section 4.2(a) of this Agreement.

            (i) "Representative" means, with respect to any particular Person, any director, officer, employee, investment banker, attorney or other advisor or representative of such Person.

            (j) "Stockholders" shall have the meaning ascribed to such term in the caption to this Agreement.

            (k) "Subject Shares" means, with respect to any particular Person, the shares of Common Stock beneficially owned by such Person as of the date of this Agreement (including, without limitation, any shares of Common Stock set forth opposite the name of such Person in the second or fourth column of Annex I hereto), together with any other shares of Common Stock the voting power over which is directly or indirectly acquired by such Person at any one or more times prior to the termination of this Agreement pursuant to the terms hereof.

            (l) "Target" shall have the meaning ascribed to such term in the recitals to this Agreement.

            (m) "Transfer" shall have the meaning ascribed to such term in
Section 3.1(a) of this Agreement.

                                   ARTICLE II

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

      Section 2.1 Agreement to Vote the Subject Shares.

            (a) From and after the date hereof, at any meeting of the Target's stockholders (or any adjournment or postponement thereof), however called, or in connection with any action by written consent or other action of the Target's stockholders, each Stockholder shall vote (or cause to be voted) all of the Stockholder's Subject Shares to the extent that the Subject Shares are not so voted by Parent (or its designee) pursuant to Section 2.2:


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                  (i) in favor of the adoption and approval of the terms of the
      Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof);

                  (ii) against any action, proposal, transaction or agreement that would directly or indirectly result in a breach of any covenant, representation, warranty or other obligation or agreement of Target set forth in the Merger Agreement or of the Stockholder set forth in this Agreement; and

                  (iii) except with the prior written consent of Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal; (B) any change in the persons who constitute the board of directors of Target;
      (C) any material change in the present capitalization of Target or any amendment of Target's certificate of incorporation or bylaws; (D) any other material change in Target's corporate structure or business; or (E) any other action or proposal involving Target or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.

            (b) Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would violate or be inconsistent with the provisions and agreements set forth in this
Article II.

      Section 2.2 Grant of Proxy. Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Stockholder's proxy and attorney-in-fact, with fill power of substitution and resubstitution, to vote or act by written consent with respect the Subject Shares of such Stockholder in accordance with Section 2.1. The foregoing proxy of each Stockholder is given by the Stockholder to secure the performance of the duties of such Stockholder under this Agreement. The Stockholders shall promptly cause a copy of this Agreement to be deposited with Target at its principal place of business. Each Stockholder shall take such further action or execute such other instruments as may be necessary under applicable law to effectuate the intent of such Stockholder's proxy given pursuant to this Agreement.

      Section 2.3 Irrevocability of Proxy. The proxy and power of attorney granted by each Stockholder pursuant to this Article II shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted with respect to the Stockholder Shares of such Stockholder. The power of attorney granted by each Stockholder pursuant to this Agreement is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of the Stockholder. The proxy and power of attorney granted by each Stockholder pursuant to this Agreement shall terminate upon the termination of this Agreement.


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                                   ARTICLE III

                     STANDSTILL; OTHER ACQUISITION PROPOSALS

      Section 3.1 Standstill. Each Stockholder hereby agrees that, from and after the date hereof, the Stockholder and its Affiliates shall not, directly or indirectly, unless (i) specifically requested by Parent or (ii) expressly contemplated by the terms of this Agreement or the Merger Agreement:

            (a) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares of the Stockholder or any of its Affiliates;

            (b) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire Common Stock or any other securities of Target, or any assets of Target or any Subsidiary or division thereof;

            (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote (including by consent), or seek to advise or influence any Person with respect to the voting of, any voting securities of Target (including, without limitation, by making publicly known the position of such Stockholder or any of its Affiliates on any matter presented to stockholders of Target), other than to recommend that stockholders of Target vote in favor of the Merger and the Merger Agreement;

            (d) submit to Target any stockholder proposal under Rule 14a-8 under the Exchange Act;

            (e) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Target or its securities or assets;

            (f) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

            (g) seek in any way, directly or indirectly, to have any provision of this Section 3.1 amended, modified or waived; or

            (h) otherwise take, directly or indirectly, any actions with the purpose or effect of avoiding or circumventing any provision of this Section 3.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the transactions contemplated by the Merger Agreement or its ability to perform its obligations under this Agreement.

      Section 3.2 Dividends, Distributions, Etc. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.


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      Section 3.3 Acquisition Proposals.

            (a) Each Stockholder shall not, and each Stockholder shall use its reasonable best efforts to cause its and its Affiliates' Representatives not to,
(i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or any other agreement, arrangement or understanding, relating in any respect to any Acquisition Proposal, or (iii) participate in any substantive discussions or negotiations regarding, or furnish to any Person or provide any Person with access to, any material non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Each Stockholder shall promptly take the steps necessary to inform its Representatives (and those of its Affiliates) of the obligations undertaken by such Stockholder in this Section 3.3 and each Stockholder agrees that it shall be responsible for any breach of this Section 3.3 by such Representatives as if such Representatives were parties to this Section 3.3.

            (b) In the case of each Stockholder, in addition to the obligations of such Stockholder set forth in Section 3.3(a), such Stockholder shall promptly advise Parent of any request made of such Stockholder or any of its Affiliates for information or the submission or receipt of any Acquisition Proposal, or any inquiry with respect to or that could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry and the response or responses of such Stockholder and any of its Affiliates thereto. Each Stockholder shall keep Parent fully informed on a prompt and current basis as to the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. Each Stockholder shall promptly provide to Parent copies of all written correspondence or other written material, including material in electronic written form, between such Stockholder or any of its Affiliates, on the one hand, and any Person making any such request, Acquisition Proposal or inquiry, on the other hand. Upon the execution by any Stockholder of this Agreement, such Stockholder and each of its Affiliates will immediately cease, and such Stockholder will cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore by such Stockholder or any of its Affiliates with respect to any of the foregoing, and such Stockholder will promptly request that all Persons provided confidential information concerning Target and its Subsidiaries pursuant to a confidentiality agreement with such Stockholder or any of its Affiliates return to Target all such confidential information, without keeping copies thereof (if permissible under such agreement), in accordance with such confidentiality agreement.

            (c) Notwithstanding the foregoing, each individual who is both (i) a Representative of any Stockholder or any Affiliate thereof and (ii) a Representative of Target shall be entitled to take any action with respect to any Acquisition Proposal solely in its capacity as a Representative of Target that it would otherwise be permitted to take in the absence of this Section 3.3.


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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF EACH STOCKHOLDER

      Each Stockholder hereby represents and warrants, severally but not jointly, to Parent as follows:

      Section 4.1 Due Organization, etc. Such Stockholder is duly organized and validly existing under the laws of the jurisdiction of formation. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder. This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and the application of equitable principles.

      Section 4.2 Ownership of Subject Shares.

            (a) As of the date of this Agreement, (i) such Stockholder is the beneficial owner of the aggregate number of shares of Common Stock set forth opposite the name of such Stockholder in the second column of Annex I hereto and
(ii) each Person set forth opposite the name of such Stockholder in the third column of Annex I hereto (a "Record Owner") is the record owner of the number of shares of Common Stock set forth opposite the names of such Record Owner and such Stockholder in the fourth column of Annex I hereto.

            (b) As of the date hereof, each Record Owner with respect to such Stockholder (i) has the sole power to vote the shares of Common Stock set forth opposite the names of such Record Owner and such Stockholder in the fourth column of Annex I hereto (and such shares, to the extent not represented by a global certificate issued in the name of Cede & Co., are represented by the stock certificate bearing the certificate number set forth opposite such names in the fifth column of Annex I), (ii) has the sole power to cause to be voted such shares (or, if such Record Owner is not such Stockholder, such Record Owner, together with such Stockholder and any other Stockholders the names of which are set forth opposite such shares on Annex I, have the shared power to cause such shares to be voted), and (iii) has good and valid title to such shares of Common Stock, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

      Section 4.3 No Conflicts. (i) No filing with any Governmental Authority and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound or by which any of the Subject Shares of such Stockholder or any of its Affiliates may be bound, (C) result in the creation of, or impose any obligation on such Stockholder or any of its Affiliates to create, any Lien upon the Subject Shares of such Stockholder or any of its Affiliates, or (D) violate any applicable law, except for any of the foregoing as does not and could not reasonably be expected to impair such Stockholder's ability to perform its obligations under this Agreement.


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      Section 4.4 Total Shares. The shares of Common Stock set forth opposite the name of such Stockholder in the second and fourth columns of Annex I hereto are the only shares of any class or series of capital stock of Target or any Subsidiary thereof of which such Stockholder is the record or beneficial owner or which such Stockholder has the right, power or authority (sole or shared) to sell or vote, and such Stockholder does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class or series of capital stock of Target or any Subsidiary thereof or any securities convertible into, or exchangeable or exercisable for, any shares of any class or series of capital stock of Target or any Subsidiary thereof.

      Section 4.5 Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

      Parent hereby represents and warrants to the Stockholders as follows:

      Section 5.1 Due Organization, etc. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent.

      Section 5.2 Conflicts. (i) No filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable law, except for any of the foregoing as does not and could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.


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                                   ARTICLE VI

                                   TERMINATION

      Section 6.1 Termination.

            (a) Subject to Section 6.1(b), this Agreement shall terminate and none of Parent or any Stockholder shall have any rights or obligations hereunder upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Parent and the Stockholders, (ii) the Effective Time, and
(iii) the termination of the Merger Agreement in accordance with its terms.

            (b) Notwithstanding the foregoing, (i) the termination of this Agreement shall not prevent any party hereunder from seeking any remedies (whether at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement, and (ii) Article VII (other than Section 7.2) of this Agreement shall survive the termination of this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

      Section 7.1 Appraisal Rights. To the extent permitted by applicable law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

      Section 7.2 Publication. Each Stockholder hereby permits Target to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure shall be subject to the prior review and comment by such Stockholder.

      Section 7.3 Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate the intent and provisions of this Agreement.

      Section 7.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (iv) if delivered by telecopy, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to any party hereto shall, unless another address or facsimile number is specified in writing pursuant to the provisions hereof, be sent to the address or facsimile number indicated below:


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

      If to Parent to:

      Cornell Holding Corp.
      c/o Veritas Capital Fund Management, L.L.C.
      590 Madison Avenue, 41st Floor
      New York, New York 10022
      Attention: Robert B. McKeon
      Facsimile: (212) 688-9411

      with a copy (which shall not constitute notice) to

      Schulte Roth & Zabel LLP
      919 Third Avenue
      New York, New York 10022
      Attention: Benjamin M. Polk, Esq.
      Facsimile: (212) 593-5955

      If to any Stockholder, to the address or facsimile number set forth opposite the name of such Stockholder on Annex II hereto.

      Section 7.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any Affiliate or financing source of Parent or Merger Sub; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

      Section 7.6 Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, except for Section 7.2 (solely in the case of Target as the intended beneficiary thereof), nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

      Section 7.7 Amendments. This Agreement may not be modified, amended, altered or supplemented with respect to any Stockholder, except upon the execution and delivery of a written agreement executed by Parent and such Stockholder. This Agreement may not be modified, amended, altered or supplemented with respect to Parent, except upon the execution and delivery of a written agreement executed by Parent.


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      Section 7.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

      Section 7.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

            (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

            (b) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware and any court of appeal therefrom (the "Chosen Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

            (c) Each of the parties hereto irrevocably waive any and all rights to trial by jury in any proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

      Section 7.10 Fee and Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred by a party hereto in connection with this Agreement and the transactions contemplated hereby shall be paid and borne by such party.

      Section 7.11 Headings. Headings of the articles and sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      Section 7.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

      Section 7.13 Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.


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

      Section 7.14 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      Section 7.15 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 7.16 Counterparts. This Agreement may be executed by the parties hereto in two or more separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

                                      * * *


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

      IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

                                                   CORNELL HOLDING CORP.


                                                   By:  /s/ Robert B. McKeon
                                                        ------------------------
                                                        Robert B. McKeon
                                                        Authorized Signatory

      IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

                                                   PIRATE CAPITAL LLC


                                                   By:  /s/ Thomas R. Hudson Jr.
                                                        ------------------------
                                                        Thomas R. Hudson Jr.
                                                        Managing Member

      IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

                                                   JOLLY ROGER FUND LP

                                                   By:  Pirate Capital LLC,
                                                        Its General Partner


                                                   By:  /s/ Thomas R. Hudson Jr.
                                                        ------------------------
                                                        Thomas R. Hudson Jr.
                                                        Managing Member

      IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

                                                   JOLLY ROGER OFFSHORE FUND LTD

                                                   By:  Pirate Capital LLC,
                                                        Its Investment Manager


                                                   By:  /s/ Thomas R. Hudson Jr.
                                                        ------------------------
                                                        Thomas R. Hudson Jr.
                                                        Managing Member

                                     Annex I

                                 Subject Shares

------------------------------------------------------------------------------------------------------------------------------------
                                         Subject Shares                                 Number of Shares Held
        Stockholder                   Beneficially Owned         Holder of Record             of Record           Certificate Number
            (1)                               (2)                       (3)                      (4)                      (5)
            ---                               ---                       ---                      ---                      ---
------------------------------------------------------------------------------------------------------------------------------------
Pirate Capital LLC                         2,321,100*                Cede & Co.                      0                       N/A
------------------------------------------------------------------------------------------------------------------------------------
Jolly Roger Fund LP                          606,400               Cede & Co.**                    100                       N/A
------------------------------------------------------------------------------------------------------------------------------------
Jolly Roger Offshore Fund LTD              1,714,700                 Cede & Co.                      0                       N/A
------------------------------------------------------------------------------------------------------------------------------------


* Held indirectly through Jolly Roger Fund LP and Jolly Roger Offshore Fund LTD.

** 100 shares are held of record by Jolly Roger Fund LP.

                                    Annex II

                                     Notices


Pirate Capital LLC
Jolly Roger Fund LP
Jolly Roger Offshore Fund LTD
c/o Pirate Capital LLC
200 Connecticut Avenue, 4th Floor
Norwalk, Connecticut 06854
Attention: Christopher Kelly, Esq.
Facsimile: (203) 854-5841

with a copy (which shall not constitute notice) to

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Marc Weingarten, Esq.
Facsimile: (212) 593-5955